PRESS RELEASE

JetBlue Announces Senior Leadership Changes

Joanna Geraghty Appointed President & COO

NEW YORK (May 18, 2018) - JetBlue Airways Corp. (Nasdaq: JBLU) today announced it has named Joanna Geraghty to president and chief operating officer, along with other changes to the company’s senior leadership in the coming weeks designed to enhance day-to-day operations and better support execution of its longer term strategic initiatives.

Geraghty will report to Robin Hayes, who will remain chief executive officer and who will continue to oversee the company’s long-term strategy, its structural cost program and efforts to achieve superior margins, and its focus on expanding and evolving into new businesses such as JetBlue Travel Products. Geraghty will manage the day-to-day airline operation, focusing on efforts to deliver a leading customer service experience, execute key structural cost initiatives and enhance operational performance. She will also oversee JetBlue’s commercial team, led by Marty St. George, JetBlue’s executive vice president, commercial and planning.

Geraghty joined JetBlue in 2005 and was most recently executive vice president, customer experience, responsible for delivering the JetBlue experience to millions of customers annually through her leadership of 15,000 customer-facing crewmembers. She served as executive vice president, chief people officer from 2010-2014 and was previously the airline’s vice president and associate general counsel and director of litigation and regulatory affairs. Geraghty is president of the JetBlue Foundation and chairperson of the board of Concern Worldwide, an international not for profit. Prior to joining JetBlue she was a partner at a New York law firm.

“JetBlue has succeeded in this incredibly competitive industry with an unwavering commitment to our crewmembers and our customers, both of which fuel shareholder value. We first disrupted this industry nearly 20 years ago and we will continue to do so,” said Hayes. “This new structure will allow focus on the core airline business while providing an organizational structure to innovate and grow in the travel and vacations space. Joanna has played an important role in JetBlue, and I look forward to working closely with her for many years to come.”

“I’m honored and humbled to take on this role and I am committed to supporting our nearly 22,000 crewmembers at JetBlue as we continue to prove why we are the airline that inspires humanity,” said Geraghty. “We believe we can be a great business for our owners, a great place to work for our crewmembers, and the best airline for customers. Our passion for the crewmember and customer experience, combined with our commitment to low costs, makes us a unique player in the industry with a lot of runway ahead.”

Geraghty received her undergraduate degree from the College of the Holy Cross and her master’s in international relations and juris doctor from Syracuse University.

Leaders with additional responsibilities include:

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Warren Christie has been named senior vice president safety, security and fleet operations reporting to Geraghty. His expanded role adds technical operations to his existing responsibilities that include flight operations, safety and security. A pilot himself, Christie joined the airline in 2003 and has served in various positions including senior vice president, safety, security and air operations; senior vice president, regulatory and training; vice president, operations planning and training; and vice president, JetBlue University. He is a graduate of the University of Notre Dame

PRESS RELEASE

and served for nearly two decades in the U.S. Navy. He currently serves as vice chair of the board of the Boys & Girls Clubs of Central Florida and a member of the board of the Arnold Palmer Medical Center Foundation.

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Ian Deason has been named senior vice president, customer experience, adding inflight and customer support to his existing leadership of the airports team. In this new position Deason will report to Geraghty and lead 15,000 customer-facing Crewmembers with a shared purpose of delivering a personal, helpful and simple travel experience. In addition to the operating teams, Deason will also lead JetBlue’s customer experience programs group working to reimagine the future travel experience. He joined JetBlue in 2006 and has held several commercial and operational leadership roles. Most recently, he served as senior vice president, airports experience where he grew the airport footprint to more than 100 cities while achieving industry-leading safety performance. He serves on the board of EdVestors, a Boston-based organization focused on accelerating substantive improvement in urban schools, and is on the advisory board for ClimaCell, a weather technology business dedicated to improving the safety and efficiency of airline operations. He received his undergraduate degree from Northwestern University and an MBA from Harvard Business School.

Jeff Martin, currently executive vice president, operations, will take on a senior advisor role for JetBlue to ensure a smooth transition following this reorganization.

“I’d like to thank Jeff for his many years of service to JetBlue,” Hayes said. “Jeff has done an incredible job leading the safe and secure operation of the airline while helping evolve our fleet, invest in Tech Ops, and position us as a leader in NextGen. He has made a big mark on JetBlue and in particular I want to thank him for being a true champion as we transitioned to working with ALPA and secured our first pilot agreement.”

About JetBlue
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale - Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 40 million customers a year to 102 cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit www.jetblue.com.

Media:
JetBlue Corporate Communications
+1 718-709-3089
corpcomm@jetblue.com

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